Exhibit 10.9(l)

Arch Chemicals, Inc.

Restricted Stock Unit Award

Restricted Stock Unit Certificate

This certificate certifies that the employee named below has been awarded on the date hereof the number of Restricted Stock Units shown below.

Subject to the terms and conditions of the 1999 Long Term Incentive Plan and related Award Description and the rules and policies adopted by the Committee administering such Plan, this certificate will entitle the recipient following the Measurement Time to one share of Arch Chemicals, Inc. Common Stock for each Restricted Stock Unit then so held.

Employee: Joseph Shaulson

Number of Restricted Stock Units: 6,000

Vesting Period: August 8, 2008 up to and including August 7, 2011

Measurement Time: 11:59 p.m. ET on August 7, 2011

Arch Chemicals, Inc.
By the Compensation Committee

/s/ Lorraine S. Mercede
Lorraine S. Mercede

I hereby accept the above grant of Restricted Stock Units and agree that, during my employment, I will devote my time, energy and skill to the service of Arch Chemicals, Inc. or its Affiliates and the promotion of its interests. I further state that I am familiar with the Plan and agree to be bound by the terms and restrictions of the Plan, the related Award Description and this award.

/s/ Joseph Shaulson
Joseph Shaulson

Dated: August 8, 2008

This Restricted Stock Unit certificate must be signed and returned to the Corporate Human Resources Department (Attention: Lorraine Mercede) so it is received by her within 30 days of the award date or the award will be cancelled.

Phantom Restricted Stock Unit

AWARD DESCRIPTION AND AGREEMENT FOR

RESTRICTED STOCK UNIT AWARD

GRANTED UNDER THE

1999 LONG TERM INCENTIVE PLAN

DATED AUGUST 8, 2008

1.	Terms

The terms and conditions of the Restricted Stock Units (as defined below) are contained in the Award Certificate evidencing the grant of such shares, this Award Agreement (as defined below) and in the Arch Chemicals, Inc. 1999 Long Term Incentive Plan (the “Plan”) and such resolutions, rules and policies previously or hereinafter adopted by the Compensation Committee of the Board of Directors of Arch Chemicals, Inc. from time to time.

2.	Definitions

As used herein:

“Award Agreement” means this Award Description and Agreement.

“Award Certificate” means the Award certificate representing the Restricted Stock Units granted to a specific individual.

“Measurement Time” means with respect to a Vesting Period, 11:59 p.m. ET on the last day of such Vesting Period.

“Participant” means the individual named in the Award Certificate who shall be a Salaried Employee.

“Restricted Stock Unit” means a unit denominated as one phantom share of Company Common Stock, granted pursuant to Section 6(b) of the Plan.

“Vesting Period” means with respect to a Restricted Stock Unit, the period beginning with the date of grant of the Restricted Stock Unit at the end of which such Restricted Stock Unit is to vest, such period being as set forth in the Award Certificate representing such unit.

Other capitalized terms utilized but not defined herein have the meanings specified in the Plan.

3.	Vesting and Payment

(a)	Except as otherwise provided in the Plan or herein or by the Committee, a Participant’s interest in the Restricted Stock Units awarded to him or her shall vest only at the Measurement Time applicable to the Vesting Period for such Restricted Stock Units. Each Restricted Stock Unit not vested by the Measurement Time relating to such unit shall be forfeited.

(b)	Except as specifically otherwise provided in the Plan, herein or by the Committee, each vested Restricted Stock Unit shall be payable to a Participant in Shares following the Measurement Time, except as otherwise provided in Section 5 and in the Plan. Units shall be payable in Shares on a one-for-one basis.

(c)	The total amount of Restricted Stock Units vested in a Participant at the Measurement Time shall be paid promptly but no later than the tenth business day following such Measurement Time except as specifically otherwise provided in the Plan or herein or as otherwise provided by the Committee.

(d)	For Restricted Stock Units that are to be paid in cash, the Shares will be valued at the average of the high and low sales prices thereof as reported on the consolidated transaction reporting system for New York Stock Exchange issues on the fifth business day before such cash payment is due (or if the Shares are not traded on such day, the first preceding day on which such shares is traded).

(e)	Restricted Stock Units shall carry no voting rights nor be entitled to receive any dividends or other rights enjoyed by shareholders except, unless and until the Committee decides otherwise, within five business days after each cash dividend payment date relating to Shares that occurs after the date of grant of the Restricted Stock Units and until the earlier of the payout or forfeiture of the Restricted Stock Units, the Company will pay to a Participant for each Restricted Stock Unit so held during such period a cash payment equal to the cash dividend payment made on one Share on such cash dividend payment date.

4.	Termination of Employment

(a)	A Participant’s outstanding Restricted Stock Units not yet vested and payable under the Vesting Period shall be forfeited if his or her employment with the Company or any subsidiary terminates for any reason before the applicable Measurement Time except as otherwise provided from time to time by the Committee (or if delegated by the Committee to the Chief Executive Officer, the Chief Executive Officer).

5.	Change in Control

Unless the Committee or the Board has acted otherwise (but no later than the tenth business day after the Change in Control), upon a Change in Control of the Company, Restricted Stock Units otherwise not yet vested shall be paid out in cash and in accordance with Section 9 of the Plan.

6.	Fractional Shares

In the event a payout in the form of Shares, after giving effect to any deferral of the Share payout to any deferral plan or program of the Company, including the Employee Deferral Plan, would entitle a Participant to a fractional share of Company Common Stock, such fractional share shall be rounded up to the next whole number of Shares and the Restricted Stock Units to be paid out in cash, if any, shall be reduced by the same amount of the fractional increase to the payout in Shares.

7.	Tax Withholding

Arch will withhold from the payout of the Restricted Stock Units the amount necessary to satisfy the Participant’s federal, state and local minimum statutory withholding tax requirements.

8.	Miscellaneous

(a)	By acceptance of the award of Restricted Stock Units, each employee agrees that such award is special compensation, and that any amount paid under this Award Agreement will not affect

(i)	the amount of any pension under any pension or retirement plan in which he or she participates as an employee of the Company,

(ii)	the amount of coverage under any group life insurance plan in which he or she participates as an employee of the Company, or

(iii)	the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

3